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SCHEDULE 14A

Information Required in Proxy Statement
REG. 240.14a-101

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant    ☒        Filed by a party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12
IMPAC MORTGAGE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the registrant)

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IMPAC MORTGAGE HOLDINGS, INC.
1401 DOVE STREET
NEWPORT BEACH, CALIFORNIA 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 1, 2006
9:00 A.M. (Pacific Daylight Time)

You are cordially invited to attend the annual meeting of stockholders of IMPAC MORTGAGE HOLDINGS, INC. ("IMH," "we," "our," "us," or the "Company"), a Maryland corporation, to be held at the Irvine Marriott, 18000 Von Karman Avenue, Irvine California 92612 on June 1, 2006, at 9:00 a.m. (Pacific Daylight Time).

The annual meeting of stockholders is being held for the following purposes:

  1.
  To elect a Board of Directors to serve for the ensuing year;

  2.
  To ratify the selection of Ernst & Young LLP as our independent auditors for the year ended December 31, 2006; and

  3.
  To transact other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of our common stock of record at the close of business on April 7, 2006 will be entitled to vote at the meeting.

Your proxy is enclosed. You are cordially invited to attend the meeting. However, if you do not expect to attend or if you plan to attend but desire the proxy holders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. Please return the proxy promptly to avoid the expense of additional proxy solicitation. You may also instruct the voting of your shares over the Internet or by telephone by following the instructions on your proxy card. Voting by written proxy, over the Internet, or by telephone will not affect your right to vote in person in the event you find it convenient to attend.

Dated: April 26, 2006

For the Board of Directors

Ronald M. Morrison, Secretary

IMPAC MORTGAGE HOLDINGS, INC.

PROXY STATEMENT

FOR ANNUAL STOCKHOLDERS MEETING TO BE HELD
June 1, 2006, AT 9:00 A.M. (PACIFIC DAYLIGHT TIME)

This proxy statement is delivered to you by Impac Mortgage Holdings, Inc., a Maryland corporation, in connection with the annual meeting of stockholders to be held on June 1, 2006 at 9:00 a.m. (Pacific Daylight Time) at Irvine Marriott, 18000 Von Karman Avenue, Irvine California 92612 (the "Meeting"). Impac Mortgage Holdings, Inc. consists of its subsidiaries, IMH Assets Corp. ("IMH Assets"), Impac Warehouse Lending Group, Inc. ("IWLG"), Impac Commercial Capital Corporation ("ICCC"), and Impac Funding Corporation ("IFC"), together with its wholly-owned subsidiary Impac Secured Assets Corp. ("ISAC"). We are sending this proxy statement and the enclosed proxy to our stockholders commencing on or about April 26, 2006.

Solicitations

Our Board of Directors is soliciting the enclosed proxy. We will bear the cost of this solicitation of proxies. Solicitations will be made by mail. We may, in a limited number of instances, solicit proxies personally or by telephone. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our common stock.

Annual Report

Our annual report to stockholders for the year ended December 31, 2005 will be concurrently provided to each stockholder at the time we send this proxy statement and the enclosed proxy.

Voting

Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to vote in advance. Maryland law does not permit direct voting by telephone or other electronic means; however, a stockholder may authorize another person as proxy via electronic or telephonic means. Therefore, you may direct your vote electronically by accessing the website located at www.voteproxy.com and following the on-screen instructions or by calling the toll-free number listed on your proxy card. Please have your proxy card in hand when going online or calling. If you instruct the voting of your shares electronically, you do not need to return your proxy card. If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

Stockholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

Quorum; Voting Rights

Holders of our common stock of record at the close of business on April 7, 2006 (the "Record Date") will be entitled to vote at the Meeting. There were 76,112,963 shares of common stock, $0.01 par value per share, outstanding at that date. Each share of our common stock is entitled to one vote and the presence, in person or by proxy, of holders of a majority of the outstanding shares of our common stock, is necessary to constitute a quorum for the Meeting. If a quorum is not present at the Meeting, we expect that the Meeting will be adjourned to solicit additional proxies.

Counting of Votes

If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Meeting in accordance with the directions given. Representatives of our transfer agent will assist us in the tabulation of the votes.

Properly executed proxies that do not contain voting instructions will be voted FOR the election of the seven nominees for director named herein and the ratification of the selection of Ernst & Young LLP as our independent auditors for the year ended December 31, 2006.

Votes Required

The affirmative vote of a plurality of all of the votes cast at the Meeting (i.e. the seven director-nominees who receive the greatest number of votes) at which a quorum is present is necessary for the election of a director. You may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees. Ratification of the appointment of our independent registered public accounting firm will require the affirmative vote of the holders of a majority of the votes cast at the Meeting.

Effect of Abstentions and Broker Non-Votes

An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote. A broker "non-vote" occurs when a broker nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner. Under New York Stock Exchange rules, brokers that hold shares of our common stock in "street" name for customers that are the beneficial owners of those shares may not give a proxy to vote those shares on certain matters without specific instructions from those customers.

Abstentions and broker "non-votes" will be treated as present and entitled to vote for purposes of determining the presence of a quorum.

Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of the appointment of our independent registered public accounting firm. If you are a stockholder who owns shares through a broker and attends the Meeting, you should bring a letter from your broker identifying you as the beneficial owner of the shares and acknowledging that you will vote your shares.

Under Maryland law, and our charter and bylaws, abstentions and broker non-votes will have no effect on the outcome of the vote on the election of directors or the ratification of Ernst & Young LLP as our registered public accounting firm.

Revocability of Proxy

Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of Impac Mortgage Holdings, Inc. in writing of such revocation, by duly executing and delivering another proxy bearing a later date (including an Internet or telephone vote), or by attending and voting in person at the Meeting.

Householding

"Householding" is a program, approved by the Securities and Exchange Commission (the "SEC"), which allows companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy material to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be "householding" materials to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold shares of our common stock in your own name as a holder of record, "householding" will not apply to your shares.

Postponement or Adjournment of Meeting

If a quorum is not present or represented, our bylaws permit the stockholders entitled to vote at the Meeting, present in person or represented by proxy, to adjourn the Meeting from time to time to a date not more than 120 days after the original record date without notice other than the announcement at the Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our directors are elected annually to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualify. Our charter and bylaws currently provide for a variable number of directors with a range of between one and fifteen members. Our bylaws give the Board of Directors the authority to establish, increase or decrease the number of directors. The size of our Board of Directors is currently set at seven. No proxy will be voted for more than seven nominees for director.

Unless otherwise directed by stockholders within the limits set forth in the bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees, all of whom are now members of and constitute our Board of Directors. We have been advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a director, prior to the voting, the proxy holders will refrain from voting for the unavailable nominee or will vote for a substitute nominee in the exercise of their best judgment.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES.

Information Concerning Director Nominees

NAME	AGE	POSITION
Joseph R. Tomkinson	58	Chairman of the Board; Chief Executive Officer and Director of IMH, IFC and IWLG
William S. Ashmore	56	President, Chief Operating Officer, Director of IMH; President and Director of IFC and Director of IWLG; Chief Executive Officer of ICCC
James Walsh	56	Director
Frank P. Filipps	58	Director
Stephan R. Peers	53	Director
William E. Rose	38	Director
Leigh J. Abrams	63	Director

Joseph R. Tomkinson has been Chairman of the Board since April 1998 and Chief Executive Officer and a Director of IMH and Chairman of the Board and Chief Executive Officer and Director of IFC, also known as the mortgage operations, and IWLG also known as the warehouse lending operations, since their formation. From August 1995 to April 1998, he was Vice Chairman of the Board of IMH. From February 1997 to May 1999, he was Chairman of the Board and Chief Executive Officer of Impac Commercial Holdings, Inc. ("ICH"), a real estate investment trust investing in commercial mortgage assets, and Impac Commercial Capital Corporation, ICH's conduit operations. He served as President and Chief Operating Officer of Imperial Credit Industries, Inc. ("ICII") from January 1992 to February 1996, and from 1986 to January 1992, he was President of Imperial Bank Mortgage, one of the divisions that later was combined to become ICII in 1992. He was a Director of ICII from December 1991 to June of 1999. Mr. Tomkinson brings over 28 years of combined experience in real estate, real estate financing and mortgage banking.

William S. Ashmore has been President and Chief Operating Officer of IMH and its taxable subsidiary, IFC, since 1995. In addition, Mr. Ashmore has been a Director of IMH since July of 1997. He was President of our warehouse lending operations since its formation until January 2006, and has been a Director of IWLG since its formation. He has also been Chief Executive Officer of ICCC since its formation. From February 1997 to May 1999, he was the President and Chief Operating Officer of Impac Commercial Holdings, Inc. From August 1993 to February 1996, he was Executive Vice President and Director of Secondary Marketing at Imperial Credit Industries, Inc., having been its Senior Vice President of Secondary Marketing since January 1988. From 1985 to 1987, he was Chief Executive Officer and Vice Chairman of the Board of Century National Mortgage Corporation, a wholesale mortgage banking company. Mr. Ashmore brings over 28 years of combined experience in real estate, asset/liability risk management and mortgage banking.

James Walsh has been a Director of IMH since August 1995. In January 2000, he became Managing Director of Sherwood Trading and Consulting Corporation. From March 1996 to January 2000, he was an Executive Vice President of Walsh Securities, Inc. where he directed mortgage loan production, sales and securitization. Mr. Walsh was an executive of Donaldson, Lufkin and Jenrette Securities Corporation from January 1989 through March 1996 where he oversaw residential mortgage securitization, servicing brokerage and mortgage banking services.

Frank P. Filipps has been a Director of IMH since August 1995. In May 2005, Mr. Filipps became Chairman and Chief Executive Officer of Clayton Holdings, Inc., a mortgage services company. From June 1999 to April 2005, Mr. Filipps was Chairman and Chief Executive Officer of Radian Group, Inc. (NYSE: RDN) and its principal subsidiary, Radian Guaranty, Inc. (collectively, "Radian"), which were formed through a merger of Amerin and Commonwealth Mortgage Assurance Company ("CMAC"). Radian provides private mortgage insurance coverage on residential mortgage loans. From January 1995 to June 1999, he served as Chairman, President and Chief Executive Officer of CMAC. In 1995, he was elected President and Director of CMAC Investment Corporation (NYSE: CMT) and in January 1996 he was elected Chief Executive Officer of CMAC Investment Corporation. Mr. Filipps originally joined CMAC in 1992 as Senior Vice President and Chief Financial Officer and became Executive Vice President and Chief Operating Officer in 1994. Mr. Filipps has been a director and a member of the compensation committee of the Board of Directors of Primus Guaranty, Ltd. (NYSE: PRS), a holding company primarily engaged in selling credit protection against investment grade credit obligations of corporate and sovereign entities, since September 2004.

Stephan R. Peers has been a Director of IMH since October 1995. Since January 2005, Mr. Peers has been an independent financial advisor. From September 2001 to January 2005, Mr. Peers was a Managing Director of Sandler O'Neill & Partners practicing corporate finance covering financial institutions. From March 2000 to May 2001, Mr. Peers was a Managing Director at Bear, Stearns & Co., Inc. From April 1995 to March 2000, he was an Executive Vice President of International Strategic Finance Corporation, Ltd., where he performed corporate finance services for overseas and domestic companies.

William E. Rose has been a Director of IMH since August of 2000. Since 1991, Mr. Rose has been associated with HBK Investments L.P. and is currently a Managing Director. His responsibilities include U.S. equity derivatives, private investments and trading. Prior to 1991, Mr. Rose worked for William A.M. Burden & Co., the investment division of the Burden family of New York, and in the mergers & acquisitions group of Drexel Burnham, Lambert, Inc.

Leigh J. Abrams has been a Director of IMH since April 2001. Since August 1979, Mr. Abrams has been President, Chief Executive Officer and a Director of Drew Industries Incorporated (NYSE: DW), which manufactures a wide variety of components for recreational vehicles and manufactured homes. From May 1994 to the company's sale and liquidation in 2002, Mr. Abrams also served as President, Chief Executive Officer and Director for LBP, Inc. Mr. Abrams, a CPA, has over 30 years of experience in corporate finance, mergers and acquisitions, and operations.

Executive Officers

The following table provides certain information regarding those persons who serve as executive officers of IMH, but who do not serve as directors of IMH:

NAME	AGE	POSITION
Richard J. Johnson	43	Executive Vice President and Chief Financial Officer of IMH, IFC, IWLG and ICCC
Gretchen D. Verdugo	41	Executive Vice President and Chief Accounting Officer of IMH, IFC, IWLG and ICCC
Ronald M. Morrison	55	General Counsel, Executive Vice President and Secretary of IMH, IFC, IWLG and ICCC

Richard J. Johnson is the Executive Vice President and Chief Financial Officer of IMH, our mortgage operations, our warehouse lending operations and our commercial operations. He has held these positions at all three entities since their formation with the exception of the position of Executive Vice President of IMH, which he attained in January 1998. In February of 1996 he was appointed as a Director of our warehouse lending operations. From February 1997 to May 1999, he was the Executive Vice President and Chief Financial Officer of Impac Commercial Holdings, Inc. and Impac Commercial Capital Corporation. From September 1992 to March 1995, he was Senior Vice President and Chief Financial Officer of ICII. From November 1989 to September 1992, he was Vice President and Controller of ICII.

Gretchen D. Verdugo, Executive Vice President and Chief Accounting Officer of IMH, IFC, IWLG and ICCC, joined the Impac Companies in August 1997. Throughout her tenure with IMH, Ms. Verdugo has served on the Company's Executive, Asset Liability Management and Human Resource committees. From November 2000 to February 2005, Ms. Verdugo was Executive Vice President of IWLG. Effective February 2005, Ms. Verdugo transitioned from her leadership position at IWLG to Executive Vice President and Chief Accounting Officer of IMH, IFC and IWLG. From 1996 to August 1997, Ms. Verdugo was a Senior Manager in the Mortgage and Structured Finance Group at KPMG LLP. Ms. Verdugo's qualifications include 20 years of financial, management and mortgage industry experience. Ms. Verdugo is a Certified Public Accountant and received her bachelor's degree in Business Administration with an emphasis in Accountancy from the California State University at Long Beach.

Ronald M. Morrison became General Counsel of IMH in July 1998 and was promoted to Executive Vice President in August 2001. In July 1998 he was also elected Secretary of IMH and in August 1998 he was elected Secretary of our mortgage operations and our warehouse lending operations. From August 1998 to May 1999, he was also General Counsel and Secretary of Impac Commercial Holdings, Inc. and Impac Commercial Capital Corporation. From 1978 until joining IMH, Mr. Morrison was a partner at the law firm of Morrison & Smith.

There are no family relationships between any of the directors or executive officers of IMH.

Significant Employee

The following provides certain information regarding William D. Endresen, President of Impac Commercial Capital Corporation, who is a significant employee of the Company:

William D. Endresen, 51, President of Impac Commercial Capital Corporation, joined ICCC in July 2002. From September 1999 until joining ICCC, Mr. Endresen was Senior Vice President and Managing Director of the Major Loan Division of Fidelity Federal Bank in Los Angeles, which included responsibility over the commercial real estate origination platform. From 1996 to 1999, Mr. Endresen was President of the subsidiary of Impac Commercial Holdings, Inc.

Corporate Governance and Board Matters

Vacancies

All directors are elected at each annual meeting of stockholders for a term of one year and hold office until their successors are elected and qualify. Any vacancy on the Board of Directors for any cause, other than an increase in the number of directors, may be filled by a majority vote of the remaining directors, although such majority is less than a quorum. Replacements for vacancies occurring among the unaffiliated directors will be elected by a majority vote of the remaining directors, including a majority of the unaffiliated directors. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire Board of Directors.

Compensation Of Board Members

We pay an annual director's fee of $20,000 to non-employee directors, an additional $1,000 for each meeting attended and reimbursement for costs and expenses for attending such meetings. We pay a quarterly fee of $1,000 to each Audit Committee member and $1,300 to the chairman of the Audit Committee. Members of the Board of Directors are also eligible to receive awards under our 2001 Stock Plan and may receive quarterly dividend equivalent rights, or "DERs." During 2005, each non-employee director received options to purchase 40,000 shares of stock with an exercise price of $13.76 per share vesting equally over three years and expiring four years from the date of grant. Furthermore, during 2005, each of Messrs. Filipps, Peers and Walsh earned cash DERs payments of $72,562 and each of Messrs. Abrams and Rose earned cash DERs payments of $48,375 based on previously granted stock options. During 2005, James Walsh was also paid $9,000 for his services as a director to a subsidiary of the Company. Messrs. Tomkinson and Ashmore received no additional compensation for their services as directors.

Board Member Independence

Pursuant to our Corporate Governance Guidelines, our Board of Directors must, among other criteria, consist of a majority of directors who qualify as "independent" under the listing standards of the New York Stock Exchange ("NYSE"), and are affirmatively determined by the Board of Directors to have no material relationship with the Company, its parents or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, its parents or its subsidiaries). The Governance and Nomination Committee reviews with the Board at least annually the qualifications of new and existing Board members, considering the level of independence of individual members, together with such other factors as the Board may deem appropriate, including overall skills and experience. The Governance and Nomination Committee also evaluates the composition of the Board as a whole and each of its committees to ensure the Company's on-going compliance with the independence and other standards set by NYSE rules. Members of the Audit Committee must also be independent pursuant to the standards of the NYSE and the applicable rules of the SEC.

In reviewing the independence of the members of the Board of Directors, the Board applies the standards of the NYSE, as summarized below, in addition to reviewing the responses of the directors to questions regarding employment, compensation history, for-profit and non-profit affiliations and family and other relationships, among other things:

  •
  A director or an immediate family member who is, or who has been within the last three years, an executive officer of IMH, will not be considered to be independent.

  •
  A director who received or has an immediate family member who received more than $100,000/year in direct compensation from IMH during any twelve month period within the last three years, other than director and committee membership fees and/or pension or other deferred compensation, will not be considered to be independent.

  •
  A director who is a current partner or who has an immediate family member who is a current partner of IMH's external or internal audit firm; a director who is a current employee of the audit firm; a director who has an immediate family member who is a current employee of the audit firm and who participates in the firm's audit, assurance or tax compliance practice; or a director or an immediate family member of the director was, within the last three years (but is no longer), a partner or employee of the audit firm who personally worked on IMH's audit within that time will not be considered to be independent.

  •
  A director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of IMH's present executive officers at the same time serve or served on that company's compensation committee will not be considered to be independent.

  •
  A director who is a current employee or who has an immediate family member who is a current executive officer of another company, that has made payments to or received payment from IMH for property or services in an amount that, in the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company's consolidated gross revenues will not be considered to be independent.

Until April 2005, Frank P. Filipps was the Chairman and Chief Executive Officer of Radian Group, Inc., with which IFC has an insurance commitment program, and its principal subsidiary, Radian Guaranty, Inc. For the year ended 2005, IFC paid an aggregate of $19.0 million to Radian in connection with the insurance program. Radian continues to provide these services to IFC subsequent to Mr. Filipps's departure from Radian. In May 2005, Mr. Filipps became Chairman and Chief Executive Officer of Clayton Holdings, Inc., a mortgage services company. A subsidiary of Clayton provides loan due diligence services to IFC by analyzing a pool of loans that the Company is considering purchasing, and verifies that the loans meet the Company's internal mortgage underwriting standards. Clayton's subsidiary also confirms that the information contained in the loan files is accurate and complete. Neither Clayton nor its subsidiary provides compliance or other consulting services for the Company. The Company engaged Clayton's subsidiaries prior to the commencement of Mr. Filipps' employment with Clayton and does not pay Mr. Filipps directly for any of these services. While the Company paid Clayton approximately $1.0 million in 2005 for the loan verification services, this amount did not exceed the 2% of the gross revenues of Clayton in 2005. Mr. Filipps was not paid a bonus and has not received any other compensation from Clayton or its subsidiary as a result of the Company's dealings with Clayton or its subsidiaries. Mr. Filipps is not involved with the day-to-day business dealings between the Company and Clayton, and there does not appear to be any direct benefit to Mr. Filipps arising from this relationship. Based on the above facts and circumstances and the commercial nature of the services provided, the Board of Directors has determined that Mr. Filipps continues to qualify as an independent director under the standards of the NYSE and the applicable rules of the SEC for purposes of the Audit Committee.

During 2004 and 2005, IMH entered into a business relationship with, and made payments of approximately $1,260,000 to, an entity of which the brother of James Walsh was the managing member and 100% owner. Mr. Walsh's brother is no longer affiliated with that entity. Furthermore, during 2005, Mr. Walsh was paid $9,000 as a director to a subsidiary of the Company, which amount falls below the payment per se thresholds of the NYSE standards. Based on the totality of the circumstances of the relationships between IMH and Mr. Walsh and the fact that Mr. Walsh's brother is no longer affiliated with the entity that did business with IMH, Mr. Walsh qualifies as an independent director under the standards of the NYSE.

Until January 2005, Stephan Peers served as a Managing Director at the investment bank, Sandler O'Neil Partners LLP, which participated as an underwriter in the Company's offerings during the past three years. As such, Sandler O'Neil received underwriting commissions and discounts from the Company for investment banking services in connection with such offerings. The total payments to Sandler O'Neil from the Company in any of the last three years were less than 1% of the gross revenues of Sandler O'Neil, which was within the limits of per se indirect compensation described above. Furthermore, Mr. Peers was not paid a bonus or other direct compensation from Sandler O'Neil or the Company based upon the Company's relationship with Sandler O'Neil. Lastly, Mr. Peers is no longer employed at Sandler O'Neill. Since the NYSE listing standards look to current relationships, Mr. Peers qualifies as an independent director under the NYSE standards.

Based on the above and after reviewing the relationships with members of our Board, our Board of Directors has determined, with the assistance of the Corporate Governance and Nomination Committee that, with the exception of Mr. Tomkinson, our CEO, and Mr. Ashmore, our President and Chief Operating Officer, the members of the Board of Directors qualify as independent under the listing standards of the NYSE. Therefore, our Board of Directors is comprised of a majority of independent directors as required by the listing standards of the NYSE.

Attendance at Board and Committee Meetings

Twelve regular meetings of the Board of Directors were held during 2005. Each director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and a majority of the total number of meetings held by those committees of the Board of Directors on which such director served.

We encourage all directors to attend the annual meeting of stockholders. In 2005, all of our directors attended the annual meeting of stockholders.

Committees and Corporate Governance

The current standing committees of our Board of Directors are the Audit Committee, the Compensation Committee, and the Corporate Governance and Nomination Committee. Each of these committees has a written charter approved by our Board of Directors. The members of the committees and a description of the principal responsibilities of each committee are described below.

Our Board of Directors has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines include items such as criteria for director qualifications, director responsibilities, committees of the board, director access to officers and employees, director compensation, orientation and continuing education, evaluation of the CEO, annual performance evaluation and management succession. The Board of Directors has chosen not to impose term limits with regard to service on the board in the belief that continuity of service and the past contributions of the board members who have developed an in-depth understanding of the Company and its business over time bring a seasoned approach to IMH's governance. Each director is to act on a good faith basis and informed business judgment in a manner such director reasonably believes to be in the best interest of the Company.

A copy of each committee charter and our Corporate Governance Guidelines can be found on our website at www.impaccompanies.com by clicking "Stockholder Relations" and then "Corporate Governance," and is available in print upon request to the Secretary of Impac Mortgage Holdings, Inc., 1401 Dove Street, Newport Beach, California 92660.

The Audit Committee

The Audit Committee is responsible for overseeing, on behalf of our Board of Directors: (1) the integrity of the Company's financial statements, (2) the appointment, compensation, qualifications, independence and performance of our independent auditors, (3) our compliance with legal and regulatory requirements, and (4) the performance of our internal audit and controls function. The Audit Committee met 14 times during 2005 and consisted of Frank P. Filipps, Leigh J. Abrams, James Walsh (until May 2005), and Stephan R. Peers (since June 2005). Each of Messrs. Filipps, Abrams, and Peers is an independent director under the NYSE listing standards for board and Audit Committee member independence and as set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules thereunder.

Audit Committee Financial Expert

Our Board of Directors has determined that at least one person serving on the Audit Committee is an "audit committee financial expert" as defined under Item 401(h) of Regulation S-K. Frank P. Filipps, Chairman of the Audit Committee, satisfies the "audit committee financial expert" criteria established by the SEC and is an independent director under the NYSE listing standards for board and audit committee member independence and as set forth in Section 10A(m)(3) of the Exchange Act and the rules thereunder.

The Compensation Committee

The Compensation Committee is responsible for (1) recommending to our Board of Directors the cash and non-cash compensation of our executive officers as defined in the rules promulgated under Section 16 of the Exchange Act, (2) evaluating the performance of our executive officers, (3) recommending to our Board of Directors the cash and non-cash compensation policies for our non-employee directors, (4) making recommendations to our Board of Directors with respect to incentive compensation and equity-based plans that are subject to Board approval, and (5) assisting our Board of Directors in evaluating potential candidates for executive officer positions with the Company. The Compensation Committee met five times during 2005. Until May 2005, the Compensation Committee consisted of James Walsh and Stephan R. Peers. Since June 2005, the compensation committee has consisted of William E. Rose (Chairman) and Leigh J. Abrams, each of whom is considered an independent director under NYSE rules.

The Corporate Governance and Nomination Committee

The Corporate Governance and Nomination Committee assists the Board of Directors in (1) identifying qualified individuals to become members of the Board of Directors, (2) determining the composition of the Board of Directors and its committees, (3) selecting the director nominees for the next annual meeting of stockholders, (4) monitoring a process to assess board, committee and management effectiveness, (5) aid and monitor management succession planning and (6) developing, implementing and monitoring policies and processes related to our corporate governance. The Corporate Governance and Nomination Committee consists of Stephan R. Peers (Chairman) and William E. Rose, each of whom is considered an independent director under NYSE rules. Leigh J. Abrams was a member of the committee until May 2005. The committee met three times during 2005.

The Director Nomination Process

The Corporate Governance and Nomination Committee has the authority to lead the search for individuals qualified to become members of the Company's Board of Directors and to select or recommend to the Board of Directors director nominees to be presented for stockholder approval. The committee will select individuals who have high personal and professional integrity, have demonstrated ability and sound judgment and were or are effective, in conjunction with other director nominees, in collectively serving the long-term interests of our stockholders. The committee may use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee may meet to discuss and consider candidates' qualifications and then choose a candidate by majority vote.

Submission for Proxy Materials.    The Corporate Governance and Nomination Committee will consider nominees recommended in good faith by our stockholders as long as these nominees for the appointment to the Board of Directors meet the requirements set forth in our Corporate Governance Guidelines as follows: the Board of Directors will consist of a majority of directors who (1) qualify as "independent" directors within the meaning of the listing standards of the NYSE, as the same may be amended from time to time; (2) meet the applicable requirements to be "unaffiliated" as defined in the Company's Bylaws, as may be amended from time to time; and (3) are affirmatively determined by the Board to have no material relationship with the Company, its parents or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, its parents or its subsidiaries). Possible candidates who have been suggested by stockholders are evaluated by the Corporate Governance and Nomination Committee in the same manner as are other possible candidates. Stockholders are hereby notified that if they wish their director-nominee(s) to be included in our proxy statement and form of proxy relating to the 2007 annual meeting of stockholders, they must submit, in writing, the candidate's name, credentials, contact information, along with the other information set forth below, and his or her written consent to be considered as a candidate, to our Secretary no later than December 27, 2006. If the date of next year's annual meeting is changed by more than 30 days from the date of this year's meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials. Director nominations must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934, in order to be included in our proxy materials.

Submission for Consideration at Annual Meeting.    Stockholders who wish to submit a director-nominee for consideration at the next annual meeting, but who do not wish to submit the nominee for inclusion in our proxy statement, must, in accordance with our bylaws, deliver the information no earlier than March 3, 2007, the 90th day prior to the first anniversary of this annual meeting, nor later than April 2, 2007, the 60th day prior to the first anniversary of this annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year's annual meeting, then notice must be delivered not earlier than the 90th day prior to such annual meeting and no later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by us at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's nomination will be deemed timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Secretary not later than the close of business on the tenth day following the day on which public announcement is first made by us. Public announcement means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document that we publicly file with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

The proposing stockholder must provide (1) as to each person whom the stockholder proposes to nominate for election or reelection as a director (a) all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act of 1934, as amended and (b) such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (2) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (a) the name and address of such stockholder, as it appears on our books, and of such beneficial owner and (b) the number of shares of each class of our stock that are owned beneficially and of record by such stockholder and such beneficial owner.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics. This code of ethics applies to our directors, executive officers and employees. This code of ethics is publicly available in the corporate governance section of the stockholder relations page of our website located at www.impaccompanies.com and in print upon request to the Secretary at Impac Mortgage Holdings, Inc., 1401 Dove Street, Newport

Beach, California, 92660. If we make amendments to the code of ethics or grant any waiver that the SEC requires us to disclose, we will disclose the nature of such amendment or waiver on our website.

Stockholder Communication with Our Board of Directors

Stockholders who wish to contact any of our directors either individually or as a group may do so by writing them c/o Ronald M. Morrison, Secretary, Impac Mortgage Holdings, Inc., 1401 Dove Street, Newport Beach, California 92660, by telephone at (949) 475-3942 or by email to rmorrison@impaccompanies.com, specifying whether the communication is directed to the entire board or to a particular director. Stockholder letters are screened by Company personnel based on criteria established and maintained by our Corporate Governance and Nomination Committee, and approved by a majority of our independent directors, which includes filtering out improper or irrelevant topics such as solicitations.

Executive Sessions of Non-Management Directors

Our Board of Directors will have four regularly scheduled in-person meetings per year for the non-management directors without management present. Leigh J. Abrams is the director chosen to preside at all of these meetings. At these sessions, the non-management directors will review strategic issues for consideration by our Board of Directors, including future agendas, the flow of information to directors, management progression and succession, and our Corporate Governance Guidelines. Stockholders may communicate with the non-management directors as a group by email to independentdirectors@impaccompanies.com. If non-management directors include a director that is not an independent director, then at least one of the scheduled executive sessions will include only independent directors.

EXECUTIVE COMPENSATION

The following table presents compensation earned by our executive officers for the years ended December 31, 2005, 2004 and 2003 (the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($) (5)	Restricted Stock Award($)		Securities Underlying Options (Shares)(#)		All Other Compensation ($) (7)
Joseph R. Tomkinson Chairman of the Board and Chief Executive Officer of IMH, IFC and IWLG	2005 2004 2003	600,000 600,000 453,107	3,364,128 5,657,476 4,476,652	(1) (1) (1)(2)	482,400 710,400 506,400	- - -		- - 150,000		8,479 10,096 10,357
William S. Ashmore President and Chief Operating Officer of IMH; President of IFC and IWLG; Chief Executive Officer of ICCC	2005 2004 2003	500,000 500,000 407,742	3,497,866 5,882,390 4,417,146	(1) (1) (1)(2)	396,000 586,000 416,000	- - -		- 100,000 150,000		8,479 10,096 10,084
Richard J. Johnson Executive Vice President and Chief Financial Officer of IMH, IFC, IWLG and ICCC	2005 2004 2003	250,000 250,000 254,280	2,469,112 4,152,275 3,060,335	(1) (1) (1)	279,000 412,000 293,000	- - -		- 50,000 150,000		8,473 10,091 9,546
Ronald M. Morrison Executive Vice President, General Counsel and Secretary of IMH, IFC, IWLG and ICCC	2005 2004 2003	220,000 220,000 230,866	67,631 93,500 -		200,000 269,000 128,000	- - -		50,000 90,000 50,000	(3)	8,394 10,011 9,919
Gretchen D. Verdugo Executive Vice President and Chief Accounting Officer of IMH, IFC, IWLG and ICCC	2005 2004 2003	377,548 175,479 156,683	241,140 319,969 372,959	(4) (4) (4)	1,154 5,998 5,768	68,800 - -	(6)	100,000 5,000 50,000		8,159 9,763 9,462

(1)
With respect to Messrs. Tomkinson, Ashmore and Johnson, until April 1, 2003, includes incentive compensation under the previous employment agreements and, after that, the incentive compensation under the current employment agreements as described in "Employment Agreements."
(2)
Until April 1, 2003, includes a bonus based on IFC's total loan production, not to exceed base salary.
(3)
All 90,000 stock options were granted with DERs.
(4)
Until February 1, 2005, includes a quarterly bonus based on average outstanding warehouse advances to non-affiliated clients, and after that, the incentive compensation under the current employment agreement as described in "Employment Agreements."
(5)
Includes, and in the case of Ms. Verdugo, consists of, a car allowance. With respect to Messrs. Tomkinson, Ashmore, and Johnson, also includes non-preferential cash payments based on DER awards attached to options granted through 2001, and in the case of Mr. Morrison, non-preferential cash payments based on DER awards attached to options granted through 2004, of which the following amounts were paid in 2005, 2004 and 2003, respectively: Mr. Tomkinson—$468,000, $696,000 and $492,000, Mr. Ashmore—$390,000, $580,000 and $410,000, Mr. Johnson—$273,000, $406,000 and $287,000, and Mr. Morrison—$195,000, $264,000 and $123,000.
(6)
Represents the value of 5,000 shares of restricted stock granted on August 12, 2005 under the 2001 Stock Plan and is based on a closing price per share of $13.76 on that day. As of December 30, 2005, the value of the restricted stock was $47,050 based on a closing price per share of $9.41. The shares of restricted stock vest equally on August 12 over three years as follows: 1,667 shares vest in 2006, 1,667 shares vest in 2007 and 1,666 shares vest in 2008. The shares of restricted stock have all the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends thereon during the restricted period.

(7)
For 2005, consists of group term-life insurance payments and 401(k) contributions, respectively, as follows: Mr. Tomkinson—$1,300 and $7,178, Mr. Ashmore—$1,300 and $7,178, Mr. Johnson—$1,295 and $7,178, Mr. Morrison—$1,215 and $7,178 and Ms. Verdugo—$981 and $7,178.

The following table sets forth information concerning individual grants of stock options in 2005 to the Named Executive Officers:

Option Grants in Fiscal Year 2005

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (5)
Name	Number of Securities Underlying Options Granted(#) (1)	Percent of Total Options Granted to Employees (2)	Exercise or Base Price ($/Share) (3)	Expiration Date (4)	5%($)	10%($)
Joseph R. Tomkinson	-	-	-	-	-	-
William S. Ashmore	-	-	-	-	-	-
Richard J. Johnson	-	-	-	-	-	-
Ronald M. Morrison	50,000	3.23%	13.76	8/12/2009	148,268	319,301
Gretchen D. Verdugo	100,000	6.46%	13.76	8/12/2009	296,537	638,602

(1)
Options vest equally over a three-year period commencing one year after the date of grant.
(2)
The total number of options granted to our employees, excluding 200,000 shares underlying options granted to non-employee directors, during 2005 was 1,547,500.
(3)
The exercise price per share of options granted represents the fair market value of the underlying shares of common stock on the date the options were granted.
(4)
Stock options expire four years from the date of grant.
(5)
In order to comply with the rules of the SEC, we are including the gains or "option spreads" that would exist for the respective options we granted to the named executive officers. We calculated these gains by assuming an annual compound stock price appreciation of 5% and 10% from the date of the option grant until the termination date of the option. These gains do not represent our estimate or projection of the future price of the common stock.

The following table sets forth information concerning option exercises in 2005 and option values as of year-end 2005 to the Named Executive Officers:

Aggregated Option Exercises in Fiscal Year 2005
and Fiscal Year End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)
					Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (3)
	Number of Shares Acquired on Exercise (#) (1)	Value Realized ($) (2)
			Exercisable	Un-exercisable	Exercisable	Un-exercisable
Joseph R. Tomkinson	33,334	337,673	421,736	50,000	1,255,200	-
William S. Ashmore	116,667	1,018,952	316,667	116,667	1,046,000	-
Richard J. Johnson	33,334	417,472	314,201	83,334	732,200	-
Ronald M. Morrison	36,666	304,585	139,999	100,002	125,700	-
Gretchen D. Verdugo	30,000	225,070	24,999	120,002	-	-

(1)
Shares acquired on exercise include all shares underlying the stock option or portion of the option, exercised without deducting shares held to satisfy tax obligations, if any, sold to pay the exercise price or otherwise disposed of.
(2)
The value realized of exercised options is the product of (a) the excess of the per share fair market value of the common stock on the date of exercise over the per-share option exercise price and (b) the number of shares acquired upon exercise.
(3)
The value of unexercised "in-the-money" options is based on a price per share of $9.41, which was the price of a share of common stock as quoted on the New York Stock Exchange at the close of business on December 30, 2005, minus the exercise price, multiplied by the number of shares underlying the option.

Employment Agreements

Messrs. Tomkinson, Ashmore and Johnson

On April 1 2003, employment agreements between IFC and each Joseph R. Tomkinson, William S. Ashmore and Richard J. Johnson (the "Employment Agreements") became effective. Each agreement, unless terminated earlier pursuant to the terms of such agreement, expires on December 31, 2007.

Guaranty.    Since IMH will receive direct and indirect benefits from the performance of the officers under each of the Employment Agreements, IMH executed a guaranty in favor of each the officers. Under the terms of each guaranty, IMH promises to pay any and all obligations owed to the officers in the event of default by IFC.

Base and Other Compensation.    Pursuant to the terms of the Employment Agreements, Joseph R. Tomkinson receives an annual base salary of $600,000, William S. Ashmore receives an annual base salary of $500,000 and Richard J. Johnson receives an annual base salary of $250,000. Each officer's base salary is not subject to any annual adjustment. The executive officers receive other benefits, such as a car allowance, health benefits and accrued vacation. The executive officers are prohibited, without the prior approval of the Board of Directors, from receiving compensation, directly or indirectly, from companies with whom we have any financial, business or affiliated relationship.

Incentive Compensation.    Each executive officer receives incentive compensation, which is paid to each executive officer in an amount equal to our excess income, which is the greater of zero or net income, minus the product of (i) the ten year U.S. treasury rate plus 200 basis points and (ii) the average net worth multiplied by the number of days in the quarter and divided by 365, multiplied by 4.0875% in the case of Joseph Tomkinson, 4.25% in the case of William Ashmore, and 3.0% in the case of Richard Johnson. On September 9, 2004, Impac Funding Corporation entered into an amendment to the Employment Agreements. The amendment to each Employment Agreement, each effective as of May 25, 2004, changed the definitions for net income and average net worth to take into account preferred stock equity of IMH. As amended, net income is, at any date of determination, determined in accordance with the then-current tax law after the deduction of dividends, whether declared or paid on any of IMH's preferred stock equity during the period; however, before the total incentive compensation is paid to such officers, net income calculation shall be adjusted for the deduction for dividends paid on IMH's common stock equity and any net operating loss deductions arising from prior periods.

As amended, average net worth is, for any quarter, IMH's accumulated net worth of $514.8 million at December 31, 2002 plus subsequent to December 31, 2002, the weighted average daily sum of the gross proceeds from any sale of IMH's common stock equity, before deducting any underwriting discounts and commissions and other expenses; plus the average balance quarter-to-date of the retained earnings for the quarter; less the weighted average daily sum of the gross proceeds used to repurchase IMH's stock, less the average balance quarter-to-date of the cumulative dividends declared on both IMH's common and preferred stock equity; plus an amount equal to the prior period losses, as defined in the Employment Agreements. The ten year U.S. treasury rate is generally the arithmetic average of the weekly per annum ten year average yields published by the Federal Reserve during the quarter.

The incentive compensation will generally be calculated and reviewed by the compensation committee within 30 days after each quarter. The incentive compensation will be paid in cash, and the executive officers may elect to defer any component of their compensation in an approved, Company sponsored, deferred compensation plan.

Severance Compensation.    If the executive officer's employment is terminated for any reason, other than without cause or good reason (as such terms are defined in the agreement), the executive officer will receive his base compensation, benefits, and pro rata incentive compensation through the termination date. In addition, if the executive officer is terminated without cause or if the executive resigns with good reason, the executive officer will receive the following:

  (i)
  an additional 30 months of base salary of which 12 month's worth of base salary will be paid on the termination date and the other 18 month's worth of base salary will be paid on the normal salary payment dates over that period;

  (ii)
  benefits paid over the 30 month period following the termination date, provided certain conditions are met; and

  (iii)
  incentive compensation payments determined and paid as follows:

  a.
  on the termination date, the executive officer will be paid an amount equal to the prior three quarters' worth of incentive compensation;

  b.
  30 days after the quarter in which the termination date occurs, the incentive compensation for that quarter that the executive officer would have been entitled to receive had the executive officer not been terminated; and

  c.
  for the six quarters after the quarter in which the termination date occurs, the executive officer will be paid his incentive compensation at the time such compensation would have been paid had the executive officer not been terminated; provided that the executive officer's incentive compensation for each quarter will not be less than 50% nor more than 100% of the average quarterly new incentive compensation for the four quarters immediately preceding the termination date.

Each executive officer has agreed not to compete with us and our subsidiaries and affiliates during the 30 months that severance payments are made to the executive officer, provided that the agreement not to compete will be waived if the executive officer forgoes the severance compensation.

Gretchen Verdugo

On August 12, 2005, Gretchen Verdugo and IFC executed an employment agreement, which was effective as of February 1, 2005. The employment agreement, unless terminated earlier, expires on January 31, 2008.

Guaranty.    Because IMH will receive direct and indirect benefits from the performance of Ms. Verdugo under the employment agreement, IMH executed a guaranty, executed as of August 12, 2005 and effective as of February 1, 2005, in favor of Ms. Verdugo. Under the terms of the guaranty, IMH promises to pay any and all obligations owed to Ms. Verdugo in the event of default by IFC.

Base and Other Compensation.    Pursuant to the terms of the employment agreement, Ms. Verdugo receives an annual base salary of $400,000, which is not subject to any annual adjustment. Ms. Verdugo also receives other benefits, such as a monthly car allowance, health benefits, and accrued vacation. Additionally, Ms. Verdugo is eligible for tuition reimbursement for up to $67,000 for the costs associated with obtaining her MBA degree. Ms. Verdugo is prohibited, without prior approval of the Board of Directors, from receiving compensation, directly or indirectly from any companies with whom IFC or any of its affiliates has any financial, business or affiliated relationship.

Bonus Incentive Compensation.    Ms. Verdugo is eligible to receive bonus incentive compensation consisting of a discretionary bonus of up to 50% of her base salary paid during the fiscal year. Such bonus incentive compensation is based upon management objectives established each year, which currently relate to support, and assistance in the implementation, of management initiatives, successful overview of compliance with regulatory requirements and continuation of professional education.

Severance Compensation.    If Ms. Verdugo's employment is terminated for any reason, other than without cause or good reason, Ms. Verdugo will receive her base salary, bonus incentive compensation and accrued vacation benefits prorated through the termination date. Termination with cause includes conviction of a crime of dishonesty or a felony with certain penalties, substantial failure to perform duties after notice, willful misconduct or gross negligence or material breach by IFC of the employment agreement. Good reason includes material changes to employee's duties, relocation of the Company's business by more than 65 miles without employee's consent, the Company's material breach of the employment agreement or, in the event of a change of control, the acquiring company fails to assume the agreement. If Ms. Verdugo is terminated without cause or if she resigns with good reason, Ms. Verdugo will receive, in addition to the above, the following:

  (a)
  an additional 18 months of base salary to be paid proportionally over the 18 month period following execution of a waiver and release agreement;

  (b)
  health benefits paid over the 18 month period following the termination date, provided certain conditions are met; and

  (c)
  the continued vesting for a period of 18 months of stock options, but no new grants of stock options.

In the event that Ms. Verdugo voluntary terminates the employment agreement 30 days prior to May 31, 2006, she will receive the severance payments detailed above, except the continued vesting of her stock options.

Ms. Verdugo has also agreed not to compete with IFC throughout the term of her employment or during the 18 months that severance payments are made to her, provided that the agreement not to compete during such 18 month period will be waived if Ms. Verdugo forgoes the severance compensation.

Change of Control.    The employment agreement will not be terminated by merger, an acquisition by another entity, or by transferring of all or substantially all of IFC's assets. In the event of any such change of control, the surviving entity or transferee, will be bound by the employment agreement.

Deferred Compensation Plan

During 2005, employees who held a position of at least Vice President and performed functions as an officer and were deemed highly compensated were eligible to participate in our deferred compensation plan. Participants were permitted to defer up to 50% of their annual salary and their entire bonus or commissions on a yearly basis and to designate investments based on investment choices provided to them. On January 31, 2006, the Deferred Compensation Plan was terminated.

Equity Compensation Plan Information

Our current stock plan consists of our 2001 Stock Option, Deferred Stock and Restricted Stock Plan, which was approved by our stockholders on July 25, 2001. Our 1995 Stock Option, Deferred Stock and Restricted Stock Plan, which was approved by our stockholders on November 11, 1995, expired in August 2005. Our 2001 Stock Plan authorizes our Board of Directors to grant awards that include incentive stock options as defined under Section 422 of the Internal Revenue Code, non-qualified stock options, deferred stock, restricted stock and dividend equivalent rights.

The following table summarizes our equity compensation plan information as of December 31, 2005 with respect to outstanding awards and shares remaining available for issuance under our equity compensation plans. Information is included in the table as to common stock that may be issued pursuant to the Company's equity compensation plans.

Plan Category	Number of Securities to be issued upon exercise of outstanding options (A)	Weighted- average exercise price of outstanding options (B)	Number of securities remaining available for future issuance (excluding securities reflected in column (A)) (C)
Equity compensation plans approved by stockholders	5,266,544	14.55	2,191,189	(1)
Equity compensation plans not approved by stockholders	-	-	-

Total	5,266,544	14.55	2,191,189

(1)
The 2001 Stock Plan contains a provision whereby on January 1st of each year the maximum number of shares of stock may be increased by an amount equal to the lesser of (a) 3.5% of the total number of shares of stock outstanding on such anniversary date, and (b) a lesser amount as determined by the Board of Directors; provided, further, that of such amount the maximum aggregate number of ISOs shall be increased on January 1st of each year to the lesser of (a) 3.5% of the total number of shares of stock outstanding on such anniversary date, and (b) 3.5% of the total number of shares of stock outstanding on the effective date of the plan. Pursuant to this provision, the number of shares authorized for issuance under the 2001 Stock Option Plan increased by 2,000,000 on January 1, 2006.

Stock Option, Deferred Stock and Restricted Stock Plans

2001 Stock Plan

Our 2001 Stock Option, Deferred Stock and Restricted Stock Plan (the "2001 Stock Plan") provides for the grant of Incentive Stock Options ("ISOs") that meet the requirements of Section 422 of the Code, Non-qualified Stock Options ("NQSOs"), deferred stock and restricted stock awards and dividend equivalent rights. Subject to adjustment provisions for stock splits, stock dividends and similar events, the 2001 Stock Option Plan authorizes the grant of options to purchase, and awards of, up to 1,000,000 shares; however, on January 1 of each year such maximum aggregate number of shares of stock may be increased by an amount equal to the lesser (a) 3.5% of the total number of shares of stock outstanding on such anniversary date, and (b) a lesser amount as determined by the Board of Directors; provided, further, that of such amount the maximum aggregate number of ISOs shall be increased on January 1 of each year by an amount equal to the lesser of (a) 3.5% of the total number of shares of stock outstanding on such anniversary date, and (b) 3.5% of the total number of shares of stock outstanding on the effective date of the Plan. The aggregate maximum number of shares underlying stock options granted to any eligible employee during any fiscal year may not exceed 1,500,000 shares (subject to adjustment from time to time in accordance with the terms of the plan). If an option granted under the 2001 Stock Plan expires or terminates, or an award is forfeited, the shares subject to any unexercised portion of such option or award will again become available for the issuance of further options or awards under the 2001 Stock Plan. As of March 31, 2006, 2,450,357 shares underlying options were available for grant under the 2001 Stock Plan.

The 2001 Stock Plan is administered by the Board of Directors or a committee of the board (the "Administrator"). ISOs may be granted to the officers and key employees of IMH. NQSOs and awards may be granted to the directors, officers and key employees of IMH or any of its subsidiaries. The exercise price for any NQSO or ISO granted under the 2001 Stock Plan may not be less than 100% (or 110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding common stock) of the fair market value of the shares of common stock at the time the NQSO or ISO is granted. The purpose of the 2001 Stock Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects IMH.

Under current law, ISOs may not be granted to any individual who is not also an officer or employee of IMH, or any of its subsidiaries. To ensure that we qualify as a real estate investment trust, the 2001 Stock Plan provides that no options may be granted to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.5% of our outstanding shares of common stock.

Each option must terminate no more than 10 years from the date it is granted (or 5 years in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the combined voting power of our outstanding common stock). Options may be granted on terms providing for exercise in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option, as determined by the Administrator.

Options granted under the 2001 Stock Plan will become exercisable in accordance with the terms of the grant made by the Administrator. Awards will be subject to the terms and restrictions made by the Administrator. The Administrator has discretionary authority to select participants from among eligible persons and to determine at the time an option or award is granted and, in the case of options, whether it is intended to be an ISO or a NQSO, and when and in what increments shares covered by the option may be purchased.

The exercise price of any option granted under the 2001 Stock Plan is payable in full by (1) cash payment, (2) surrender of shares of our common stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an award under the 2001 Stock Plan, (3) cancellation of indebtedness owed by us to the option holder, (4) a full recourse promissory note executed by the option holder, or (5) any combination of the foregoing. In the case of ISOs, however, the right to make payment in the form of already owned shares of common stock must be authorized at time of grant of such ISOs. The terms of any promissory note may be changed from time to time by the Board of Directors to comply with applicable United States Internal Revenue Service or SEC regulations or other relevant pronouncements.

The Board of Directors may from time to time revise or amend the 2001 Stock Plan, and may suspend or discontinue it any time. However, no such revision or amendment may impair the rights of any participant under any outstanding award without his consent or may, without stockholder approval, increase the number of shares subject to the 2001 Stock Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant, with the exception of adjustments resulting from changes in capitalization, materially modify the class of participants eligible to receive options or awards, materially increase the benefits accruing to participants or extend the maximum option term.

Under the 2001 Stock Plan, dividend equivalent rights may accompany awards granted to a participant. These rights entitle a participant to receive cash, common stock or other awards equal in value to dividends paid for a specified number of shares of common stock or other periodic payments. Dividend equivalent payments typically commence on the first dividend payment date following the grant of the award and continue until the earlier of the expiration or exercise of the corresponding award.

Restricted stock and deferred stock awards may be granted in conjunction with other awards or separately. Restricted stock and deferred stock may not be transferred or sold until the restrictions lapse, which restrictions may be time or performance-based or conditioned on the exercise of stock options or other criteria. Recipients of restricted stock awards have all the rights of a stockholder of the Company, including the right to vote the shares and receive dividends. Recipients of deferred stock awards do not have rights of a stockholder but receive dividend payments on such shares.

In the event of a change in control, all stock options, restricted stock, and deferred stock may fully vest and be exercisable, the value of all such awards will be cashed out by payment of cash or other property, as determined by the Administrator, on the basis of a "change of control price" or all unexercised stock options may be terminated. Furthermore, any indebtedness incurred in connection with the 2001 Stock Plan may be forgiven. The Administrator may, in the alternative, allow a successor to substitute equivalent awards or provide similar consideration. A "change of control" generally occurs when (i) any person becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of our securities, (ii) during any consecutive two-year period, individuals who at the beginning of such period constitute the Board of Directors, and any new director, with certain exceptions, who was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors, (iii) in some circumstances, the stockholders approve a merger or consolidation, or (iv) the stockholders approve the complete liquidation, sale or disposition of all or substantially all of our assets. The "change of control price" generally means the higher of (i) the highest price per share paid or offered in any transaction related to a change of control or (ii) the highest price per share paid in any transaction reported on the exchange on which our common stock is listed at any time preceding the 60 day period as determined by the Administrator.

Unless previously terminated by the Board of Directors, no options or awards may be granted under the 2001 Stock Plan after March 27, 2011.

1995 Stock Plan

The 1995 Stock Option, Deferred Stock and Restricted Stock Plan expired in August 2005. As of March 31, 2006, options to purchase 743,501 shares were outstanding. In the event of a change in control, all stock options will fully vest and the value of all such awards will be cashed out by payment of cash or other property, as determined by the Administrator, on the basis of a "change of control price." Furthermore, any indebtedness incurred in connection with the 1995 Stock Option Plan will be forgiven. The terms "change of control" and "change of control price" have the same meaning as in the 2001 Stock Plan.

401(k) Plan

During 2005, we participated in the Impac Companies 401(k) Savings Plan ("401(k) Plan") for all full time employees with at least six months of service, which is designed to be tax deferred in accordance with the provisions of Section 401(k) of the Code. The 401(k) Plan provides that each participant may contribute from 1% to 25% of his or her salary pursuant to certain restrictions or up to $14,000 annually for 2005. We will contribute to the participant's plan account at the end of each plan year 50% of the first 4% of salary contributed by a participant. Under the 401(k) Plan, employees may elect to enroll on the first day of any month, provided that they have been employed for at least six months. Subject to the rules for maintaining the tax status of the 401(k) Plan, an additional company contribution may be made at our discretion, as determined by the Board of Directors. We recorded approximately $950,000 for matching and discretionary contributions during 2005.

Set forth below is the Report of our Compensation Committee, a graph depicting our performance and the Report of the Audit Committee. The information contained in these three sections of this proxy shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such information by reference in such filing.

REPORT OF THE COMPENSATION COMMITTEE

Compensation Policies and Philosophy

The compensation committee administers the policies governing our executive compensation program. All issues pertaining to executive compensation are reviewed and approved by the compensation committee and approved by our Board of Directors. The compensation committee believes that executive compensation should reward sustained earnings and long-term value created for stockholders, promote increased performance and reflect our business strategies and long-range plans.

The compensation committee's objectives regarding executive compensation are to maintain efforts to attract and retain key high caliber executives and to provide levels of compensation which provide incentives to create stockholder value. Consistent with attaining these objectives, our executive compensation philosophy is to establish base salary amounts in view of comparative data and other factors such as level of responsibility and prior experience and then, with regards Messrs. Tomkinson, Ashmore and Johnson, to provide incentive-based compensation that fluctuates according to our taxable net income (subject to certain adjustments) and return on equity. With regards to Ms. Verdugo, the Company's Executive Vice President and Chief Accounting Officer, she is eligible to receive incentive compensation consisting of a discretionary bonus of up to 50% of her base salary based upon management objectives established each year. Mr. Morrison's incentive compensation has, in the past, been based on cash dividend equivalent rights that were granted with stock options and a bonus of up to 30% of his base salary.

Compensation in 2005

Each executive officer's compensation is primarily comprised of three principal components: base salary, incentive and bonus compensation and stock options and other awards.

Base Salaries.    Under their current employment agreements, which expire at the end of 2007, the base salaries for Messrs. Tomkinson, Ashmore and Johnson are not subject to annual adjustment. Mr. Morrison's base salary remained the same in 2004 and 2005. Effective February 1, 2005, Ms. Verdugo entered into an employment agreement setting her base salary at $400,000, which is not subject to annual adjustment. Ms. Verdugo entered into the employment agreement in connection with her new position as Executive Vice President and Chief Accounting Officer. In reviewing the compensation terms for Ms. Verdugo under her employment agreement, the committee believes that they are commensurate with her responsibilities and those of peer companies with similar size and business.

Incentive and Bonus Compensation.    For 2005, each of Messrs. Tomkinson, Ashmore and Johnson was entitled to the incentive compensation pursuant to their employment agreements. The criteria and calculation of the incentive compensation are described above in "Employment Agreements." The purpose of the incentive compensation is to provide quarterly incentives in a manner designed to reinforce IMH's performance and financial related goals.

The compensation committee believes that the compensation package of Messers. Tomkinson, Ashmore and Johnson should be linked to such factors as taxable net income, return on equity and business performance, based on the terms of their employment agreements. In reviewing incentive compensation in 2005, we noted that:

  •
  Estimated taxable income per diluted common share decreased 37%

  •
  Cash dividends declared decreased 33% to $1.95 per common share

  •
  Total assets increased 16% to $27.7 billion as of December 31, 2005

  •
  Book value per common share increased 12% to $13.24

Accordingly, Messrs. Tomkinson, Ashmore and Johnson received smaller bonuses in 2005 than they received in prior years based on the formulas in their employment agreements.

Pursuant to her employment agreement, Ms. Verdugo is eligible to receive bonus incentive compensation of up to 50% of her base salary if she satisfies certain objectives. Currently, and for 2005, the objectives included support and assistance in the implementation of management initiatives, successful overview of compliance with regulatory requirements and continuation of professional education. Based on this criteria, for 2005, Ms. Verdugo received her maximum bonus incentive compensation since she satisfied those objectives and the committee believed that her performance was excellent. Consistent with past incentive compensation, Mr. Morrison, with whom the committee was laudatory of his efforts, also received an annual bonus equal to 30% of his base salary based on his performance during 2005 in his role as Executive Vice President and General Counsel.

Stock Options and Other Awards.    Every year the Company grants stock options to its employees, including its executive officers. Other than any limits set forth in the Company's 2001 Stock Plan, we do not have any limit on the amount of options or awards that may be granted to any executive officer. During 2005, while Messrs. Tomkinson, Ashmore and Johnson did not receive any grants of stock options or other awards based on the Company's performance, Ms. Verdugo and Mr. Morrison each received grants of stock options. During 2005, in connection with the adoption of stock option expensing rules we also discussed whether the Company should continue granting stock options as its primary equity compensation or begin granting restricted stock under its 2001 Stock Plan. We believe that restricted stock awards should have the same vesting provisions and similar terms as stock option grants so that they align the interests of the executives with that of the stockholders in terms of raising capital versus incentives to maximize tax earnings. As such, along with her grant of stock options, Ms. Verdugo was also awarded 5,000 shares of restricted stock that vests equally over three years. The Committee is still considering whether it should grant restricted stock awards and/or stock options to executive officers in the future.

As stock dividends are one of the components that we use to measure our performance, we may also grant stock options with DERs to align the long-range interest of our executive officers with the interests of our stockholders. The amount of stock options and DERs that is granted to an officer is determined by taking into consideration the officer's position with IMH, overall individual performance, our performance and an estimate of the long-term value of the award considering current base salary and any cash bonus awarded. During 2005, Messrs. Tomkinson, Ashmore, Johnson and Morrison received non-preferential DER cash payments based on previous option grants. DERs did not accompany the options that were granted to Ms. Verdugo and Mr. Morrison in 2005.

In addition to the primary compensation elements of base salary, cash incentive bonuses and equity awards discussed above, we review other annual compensation, including the dollar value to the executive and cost to IMH of all perquisites and other personal benefits, and payments that would be required under various severance and change-in-control scenarios. Overall, we determined that the elements of compensation were reasonable in the aggregate and that the current employment agreements align such officers with the Company's performance.

Compensation of Our Chief Executive Officer In 2005

For 2005, the compensation committee applied the principles and policies discussed above in examining the compensation of Joseph R. Tomkinson, our Chief Executive Officer. Mr. Tomkinson's compensation is based on the terms of his current employment agreement. The compensation committee believes that Mr. Tomkinson, as Chairman and Chief Executive Officer, significantly and directly influences our overall performance. The compensation committee has reviewed all components of Mr. Tomkinson's compensation, including base salary, bonus, stock option grants and other awards, if any, and benefits. Mr. Tomkinson's incentive compensation during 2005 was directly tied to our financial performance pursuant to the terms of his employment agreement. In 2005, Mr. Tomkinson received a base salary of $600,000 pursuant to the terms of his employment agreement. Mr. Tomkinson's base salary is not subject to annual adjustments. Based on the financial performance of IMH in 2005, Mr. Tomkinson received a bonus of approximately $3.4 million, less than his bonus received for 2004. Pursuant to the terms of his employment agreement, Mr. Tomkinson's bonus in 2005 was an amount equal to IMH's excess income, which is the greater of zero or net income, minus the product of (i) the ten year U.S. treasury rate plus 200 basis points and (ii) the average net worth multiplied by the number of days in the quarter and divided by 365, multiplied by 4.0875%. Mr. Tomkinson was also paid other annual compensation in the aggregate amount of $482,400, which represents a car allowance and non-preferential cash payments based on DER awards. Mr. Tomkinson's other compensation in 2005 in the amount of $8,479 consisted of group term-life insurance payments and 401(k) plan contributions. We believe Mr. Tomkinson's total compensation in 2005 was reasonable based upon Mr. Tomkinson's leadership and overall individual performance, and IMH's performance.

Policy of Deductibility of Compensation

Section 162(m) was added to the Internal Revenue Code as part of the Omnibus Budget Reconciliation Act of 1993. Section 162(m) limits the deduction for compensation paid to the Chief Executive Officer and the other Named Executive Officers to the extent that compensation of a particular executive exceeds $1.0 million, unless such compensation was based upon performance goals determined by a compensation committee consisting solely of two or more outside directors, the material terms of which are approved by a majority vote of the stockholders prior to the payment of such remuneration. The incentive compensation under the current employment agreements with each of Messrs. Tomkinson, Ashmore and Johnson and our 2001 Stock Plan are structured with the intent to meet the compensation deduction under Section 162(m).

The compensation committee intends to review our compensation programs to determine the deductibility of the future compensation paid or awarded pursuant thereto and will seek guidance with respect to changes to our existing compensation program that will enable IMH to continue to attract and retain key individuals while optimizing the deductibility to IMH of amounts paid as compensation. However, this policy does not rule out the possibility that compensation may be approved that may not qualify for the compensation deduction if, in light if all applicable circumstances, it would be in the best interests of the Company for such compensation to be paid.

Conclusion

The compensation committee believes that IMH's overall executive compensation program will be successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group, which will create added stockholder value. The committee will continue to evaluate and administer IMH's executive compensation program in a manner that we believe will be in stockholders' interests and reasonable in light of the Company's circumstances and performance, as well as individual performance.

COMPENSATION COMMITTEE:
William E. Rose (Chairman) Leigh J. Abrams

Compensation Committee Interlocks and Insider Participation

During 2005, our compensation committee consisted of Messrs. Abrams and Rose. Until May 2005, Messrs. Peers and Walsh were members of the Compensation Committee. During the fiscal year, no member of the compensation committee was, an officer or employee of IMH, nor was any member of the compensation committee formerly an officer of IMH. In January 2005, IFC entered into an agreement with an entity, of which the brother of a director of the Company, James Walsh, was affiliated. Pursuant to the terms of the agreement, IFC purchased selected equipment and furniture for approximately $1,260,000, and assumed the lease for the LLC's facilities in Chicago. James Walsh did not receive any portion of the purchase price.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a performance graph comparing the cumulative total stockholder return on our common stock, the S&P 500 Stock Index and a peer group index of mortgage real estate investment trusts ("REITs") for the period commencing on December 31, 2000 and ending on December 31, 2005. The peer group of REITs consist of the following: Arbor Realty Trust Inc., American Home Mortgage Investment Corp., Annaly Mortgage Management, Inc., Anworth Mortgage Asset Corporation, Capstead Mortgage Corp., Friedman, Billings, Ramsey Group, Inc., Hanover Capital Mortgage Holdings, Inc., MFA Mortgage Investments, Inc., Newcastle Investment Corp., New Century Financial Corp., Novastar Financial, Inc., Redwood Trust, Inc., Saxon Capital, Inc., Sunset Financial Resources Inc., and Thornburg Mortgage Asset Corporation. The graph assumes $100 invested on December 31, 2000 in our common stock, the S&P 500 Stock Index, the peer group index and reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG IMPAC MORTGAGE HOLDINGS, INC.,
S&P 500 INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON DECEMBER 31, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2005

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal control over financial reporting. The Audit Committee is currently comprised of three directors, each of whom is independent as defined by the New York Stock Exchange listing standards. The Audit Committee operates under a written audit committee charter, which was amended and restated and approved by the Board of Directors on June 27, 2005.

Management is responsible for our internal control over financial reporting and financial reporting process. Ernst & Young LLP, or E&Y, the independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and auditing of management's assessment of the effectiveness of our internal control over financial reporting and to issue separate reports thereon. The Audit Committee's responsibility is to monitor and oversee these management processes and related independent audits.

In connection with these responsibilities, the Audit Committee met with management and E&Y to review and discuss the December 31, 2005 financial statements. The Audit Committee also discussed with E&Y the matters required by Statement on Auditing Standards ("SAS") No. 61 (Communication with Audit Committees) as may be modified or supplemented.

During 2005, Ernst & Young LLP provided tax provision assistance to the Company that related to the year ended December 31, 2004 and that had a findings-based fee arrangement for a tax services engagement. Prior to the appointment of Ernst & Young, in July 2005, the findings-based fee arrangement was changed to a time-based engagement. E&Y advised the Company that the tax services did not impair E&Y's independence. The Audit Committee reviewed the facts surrounding these services, including discussions about the services with management and E&Y, the amount of fees paid related to such services and the termination of the findings-based fee arrangement, and after discussing the situation with SEC staff, the Audit Committee concluded that it does not believe that E&Y's independence is impaired.

In addition, the Audit Committee also received written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), which requires the written disclosure of all relationships between us and our independent registered public accounting firm that, in the independent registered public accounting firm's professional judgment, may reasonably be thought to bear on independence and confirmation that, in its professional judgment, it is independent of the Company that it is auditing.

The Audit Committee has also reviewed the non-audit fees described below and has concluded that the amount and nature of those fees is compatible with maintaining E&Y's independence.

Based on the Audit Committee's discussions with management, review of E&Y's letter and discussions with E&Y, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

                      Audit Committee:
                      Frank P. Filipps (Chairman)
                      Leigh J. Abrams
                      Stephan R. Peers

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee has appointed Ernst & Young LLP, independent auditors, to audit our consolidated financial statements for the year ending December 31, 2006. Ernst & Young LLP became our auditors in July 2005. In recognition of the important role of the independent auditors, the Board of Directors has determined that the selection of such auditors should be submitted to the stockholders for review and ratification.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interest of the Company and the stockholders.

A representative of Ernst & Young LLP is expected to be present at the meeting, will have the opportunity to make a statement and is expected to be available to answer appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS
  PROPOSAL TO RATIFY ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR 2006.

Information Regarding Auditors' Fees

During the year ended December 31, 2005, we retained Ernst & Young LLP as our independent registered public accounting firm. Until August 9, 2005, KPMG LLP was our independent registered public accounting firm. The following table sets forth the aggregate fees billed to us by our principal accountants, Ernst & Young, LLP, for the year ended December 31, 2005 and KPMG LLP, for the year ended December 31, 2004.

	For the Year Ended December 31,
	2005		2004
Audit fees	$2,468,000		$2,468,500
Audit-related fees	103,000	(1)	374,810	(2)
Tax fees	344,000	(3)	-
All other fees	-		-

Total audit and non-audit fees	$2,915,000		$2,843,310

(1)
Includes fees for audit of 401(k) plans and other accounting consultation and projects.
(2)
Includes fees for structured finance assistance, audit of 401(k) plan and audit of master servicing policies and procedures.
(3)
Includes fees for preparation of tax returns and for tax consulting. In addition, $59,000 was under a findings-based fee arrangement prior to the appointment of E & Y.

During 2005, Ernst & Young LLP provided tax provision assistance to the Company that related to the year ended December 31, 2004 and that had a findings-based fee arrangement for a tax services engagement. Prior to the appointment of Ernst & Young, in July 2005, the findings-based fee arrangement was changed to a time-based engagement. E&Y advised the Company that the tax services did not impair E&Y's independence.

Pre-Approval Policies and Procedures For Audit And Non-Audit Services

The Audit Committee pre-approves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members of the Audit Committee when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. In pre-approving the services in 2005 under audit related fees, tax fees or all other fees, the Audit Committee did not rely on the de minimis exception to the SEC pre-approval requirements.

Change of Auditors

On June 6, 2005, KPMG LLP ("KPMG") notified the Audit Committee of the Board of Directors of the Company that it declined to stand for re-appointment as the Company's principal accountants and such relationship ceased on August 9, 2005 upon completion of the review of the Company's interim financial statements as of June 30, 2005 and for the three- and six- month periods then ended and the filing by the Company of its Form 10-Q for the period ended June 30, 2005 with the SEC.

In connection with the audits of the two fiscal years ended December 31, 2004, and the subsequent interim period through August 9, 2005, there were: (1) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except that, as previously disclosed by the Company in its Annual Report on Form 10-K/A for the year ended December 31, 2004, KPMG advised that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of the following material weaknesses identified in management's assessment:

  1)
  The Company's internal controls intended to ensure the proper accounting and reporting for certain complex transactions and financial reporting matters were not designed or operating effectively as of December 31, 2004. For these purposes, complex transactions and financial reporting matters include those relating to the transfer of financial assets, derivative financial instruments, state income tax exposure items, and the income tax effect of intercompany transfers of financial assets between taxable and non-taxable operating segments. Specifically, the Company did not employ an adequate number of personnel in its accounting and finance departments with appropriate skills and expertise to ensure that the accounting and reporting for certain complex transactions and financial reporting matters included in the Company's financial statements were in accordance with U.S. generally accepted accounting principles. As a result of these ineffective controls, the Company incorrectly recorded gains on sales of mortgage servicing rights when the related mortgage loans were sold to its parent company, the REIT. These gains on sales of mortgage servicing rights should have been recorded as an adjustment to the carrying value of the retained mortgage loans and recognized as a yield adjustment over the remaining term of the loans. In addition, the Company did not identify certain loan purchase commitments as derivative financial instruments. Lastly, the Company did not prepare and maintain sufficient documentation of certain derivative financial instrument transactions to support hedge accounting. As a result, the Company did not reflect fluctuations in the estimated fair value of these derivative financial instruments in earnings in the period of change, as required by U.S. generally accepted accounting principles. The Company restated its financial statements in 2004 to correct these material errors in accounting for the years ended December 31, 2003, 2002 and 2001, and three months ended March 31, 2004 and 2003, the three and six months ended June 30, 2004 and 2003, and the three and nine months ended September 30, 2003.

  2)
  The Company's internal control over financial reporting intended to ensure adequate access and change control over end-user computing spreadsheets were not designed properly as of December 31, 2004. In addition, the information technology general controls related to access and program changes were deficient as of year end, resulting in a potential lack of reliability and integrity of the financial information which is used in these spreadsheets. As a result, although no actual misstatement was identified, there is a more than remote likelihood that financial statements and related footnote disclosures could be materially misstated. Specifically, there is the potential that an error could be reflected in the financial reporting and related disclosure of the allowance for loan losses, asset sales and securitizations and related yield adjustments on retained interests, and mortgage loan characteristics tables as a result of this material weakness in internal control over financial reporting.

The audit reports of KPMG on the consolidated financial statements of Impac Mortgage Holdings, Inc. and subsidiaries as of and for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of KPMG on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG's report indicated that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of two material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that describes the material weaknesses consistent with above.

The subject matter of the material weaknesses described above were discussed by the Company's management and the Audit Committee of the Board of Directors of the Company with KPMG. The Company authorized KPMG to respond fully to the inquiries of the Company's successor accountant, Ernst & Young LLP, concerning the subject matter of the material weaknesses.

Effective July 5, 2005, the Audit Committee of the Board of Directors of Impac Mortgage Holdings, Inc. appointed Ernst & Young LLP as the Company's independent registered public accounting firm.

Prior to the appointment of E&Y, neither the Company nor anyone on behalf of the Company had consulted with E&Y during the Company's two most recent fiscal years or for the fiscal year 2005 through July 5, 2005 in any matter regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter which was the subject of either a disagreement or a reportable event, as each are defined in Items 304(a)(1)(iv) and (v) of Regulation S-K, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of such securities with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent stockholders were satisfied by such persons.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions With Management And Others

In January 2005, IFC entered into an agreement with an entity, of which the brother of a director of the Company, James Walsh, was affiliated. Pursuant to the terms of the agreement, IFC purchased selected equipment and furniture for approximately $1,260,000, and assumed the lease for the entity's facilities in Chicago. James Walsh did not receive any portion of the purchase price.

IFC has an insurance commitment program with Radian Guaranty, Inc. Frank P. Filipps, a director, was the Chairman and Chief Executive Officer of Radian Group, Inc. and its principal subsidiary, Radian Guaranty, Inc. until April 30, 2005. Radian Guaranty has agreed to insure mortgage loans acquired or originated by IFC that meet certain credit criteria. IFC pays Radian on a monthly basis. The amount paid depends on the number of mortgage loans insured by Radian and the credit quality of the mortgages. For the year ended December 31, 2005, IFC paid an aggregate of approximately $19.0 million to Radian in connection with the insurance program. This includes only lender paid mortgage insurance.

In May 2005, Frank P. Filipps became Chairman and Chief Executive Officer of Clayton Holdings, Inc., a mortgage services company and a company with which IFC obtains services. For the year ended 2005, IFC paid an aggregate of approximately $1.0 million to Clayton in connection with due diligence services provided.

In the ordinary course of business, mortgage loans have been and may be extended to officers and directors of IMH and their immediate family members. All such loans are made at the prevailing market rates and conditions existing at the time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of the April 7, 2006 by (i) each director, (ii) each named executive officer, (iii) each person known to us to beneficially own more than five percent of our common stock, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
The Amster/Heller/ Zlatin Group (2)	5,652,430	7.4%
Howard M. Amster (2)	4,677,900	6.1%
Joseph R. Tomkinson (3)	767,738	*
William S. Ashmore (4)	424,149	*
Richard J. Johnson (5)	433,306	*
Ronald M. Morrison (6)	174,095	*
Gretchen D. Verdugo (7)	33,319	*
James Walsh (8)	94,417	*
Frank P. Filipps (9)	113,749	*
Stephan R. Peers (10)	102,749	*
William E. Rose (11)	108,165	*
Leigh J. Abrams (12)	71,500	*
Directors and executive officers as a group (10 persons) (13)	2,323,187	3.0%

*
Less than 1%
(1)
Except as otherwise noted, all named beneficial owners, can be contacted at 1401 Dove Street, Newport Beach, California 92660.
(2)
The shares reported for Mr. Amster and the Amster/Heller/Zlatin Group consists of the following, which is based on a Schedule 13D, as amended, and filed with the SEC on November 14, 2005: (a) Howard Amster who beneficially owns 4,677,900 shares, of which he has sole voting and investment power over 3,972,400 shares and shared voting and investment power over 5,597,000 shares; (b) Howard M. Amster 2005 Charitable Remainder Unitrust, of which Mr. Amster has funded and is trustee and which beneficially owns, and has shared voting and investment power over, 5,900 shares; Mr. Amster disclaims beneficial ownership of the shares owned by this Unitrust; (c) Amster Limited Partnership, of which Mr. Amster is a 10% owner and General Partner and which beneficially owns, and has shared voting and investment power over, 3,600 shares; (d) Amster Trading Company, of which Mr. Amster is a 100% owner and which beneficially owns 246,100 shares, and has shared voting and investment power over 1,115,300 shares; (e) Amster Trading Company Charitable Remainder Unitrusts, which beneficially owns, and has shared voting and investment power over, 905,200 shares: these Unitrusts have been funded by Amster Trading Company and Mr. Amster is the trustee, both disclaim beneficial ownership of these shares; (f) Samuel J. Heller, who beneficially owns, and has shared voting and investment power over, 8,000 shares; (g) Samuel J. Heller Irrevocable Trust, of which Mr. Amster is a co-trustee, and which beneficially owns, and has shared voting and investment power over, 8,000 shares; Mr. Amster disclaims beneficial ownership of the shares in this Trust; (h) Let's Get Organized, Inc., which is owned 100% by Mr. Zlatin, and which beneficially owns, and has shared voting and investment power over, 700 shares; (i) Pleasant Lake Apts Corp., which is owned 100% by Mr. Amster and which beneficially owns, and has shared voting and investment power over, 25,000 shares; (j) Pleasant Lake Apts Ltd Partnership, of which Mr. Amster is a 99.75% owner and which beneficially owns, and has shared voting and investment power over, 25,000 shares; (k) Ramat Securities Ltd., which is owned by Messrs. Amster and Zlatin and which beneficially owns, and has shared voting and investment power over, 430,800 shares; (l) Tova Financial, Inc. ("Tova"), which is owned by Gilda and David Zlatin and which beneficially owns 30,900 shares, and has shared voting and investment power over, 37,480 shares; (m) Tova Financial, Inc. Charitable Remainder Unitrust ("Tova Unitrust"), which beneficially owns, and has shared voting and investment power over, 6,580 shares; this Unitrust has been funded by Tova Financial, Inc., and David and Gilda Zlatin are co-trustees of the Unitrust; each such party disclaims beneficial ownership of the shares in the Unitrust; (n) ZAK Group LLC, which is owned by Mr. Zlatin and Amster Limited Partnership, and which beneficially owns, and has shared voting and investment power over, 3,600 shares; (o) David Zlatin, who beneficially owns 481,130 shares, and has shared voting and investment power over, 480,580 shares, and sole voting and investment power over 7,130 shares; (p) David Zlatin and Gilda Zlatin JTWROS, who beneficially own 38,900 shares and have shared voting and investment power over 45,480 shares; and (q) Gilda Zlatin, who beneficially owns 41,020 shares, and has shared voting and investment power over 45,480 shares and has sole voting and investment power over 2,120 shares. Except for their holdings as JTWROS and in Tova and Tova Unitrust, David and Gilda Zlatin each disclaim shared voting and dispositive power over shares that each may own as a beneficial owner. The following are the addresses for such group members: persons listed in (a) through (e), (h) and (j): 23811 Chagrin Blvd., #200, Beachwood, Ohio 44122; persons listed in (f) and (g): 1550 N. Stapley Dr., #131, Mesa, Arizona 85203; persons listed in (h): 2542 Biscayne Blvd., Beachwood Ohio 44122; persons listed in (j): 7530 Lucerne Dr. #101, Middleburg Heights, Ohio 44130; persons listed in (l). (m), (o) through (q): 2562 Biscayne Blvd., Beachwood, Ohio 44122; and persons listed in (n): 221 Allynd Blvd, Chardon, Ohio 44024.

(3)
Includes (i) options to purchase 421,736 shares that were exercisable as of April 7, 2006 or have or will become exercisable within 60 days after such date and (ii) 285,205 shares held in trust with Mr. Tomkinson as trustee.
(4)
Includes (i) options to purchase 316,667 shares that were exercisable as of April 7, 2006 or have or will become exercisable within 60 days after such date, (ii) 11,415 shares held in a profit sharing plan with Mr. Ashmore and his wife as trustees, (iii) 59,665 shares held in trust with Mr. Ashmore and his wife as trustees, and (iv) 3,325 shares held as custodian for his children.
(5)
Includes (i) options to purchase 314,201 shares that were exercisable as of April 7, 2006 or have or will become exercisable within 60 days after such date, (ii) 110,309 shares held in trust with Mr. Johnson and his wife as trustees, and (iii) 105 shares held as custodian for his children.
(6)
Includes options to purchase 139,999 shares that were exercisable as of April 7, 2006 or have or will become exercisable within 60 days after such date.
(7)
Includes options to purchase 24,999 shares that were exercisable as of April 7, 2006 or have or will become exercisable within 60 days after such date.
(8)
Includes (i) options to purchase 68,750 shares that were exercisable as of April 7, 2006 or have or will become exercisable within 60 days after such date and (ii) 300 shares held as custodian for his children.
(9)
Includes options to purchase 108,749 shares that were exercisable as of April 7, 2006 or have or will become exercisable within 60 days after such date.
(10)
Includes options to purchase 90,416 shares that were exercisable as of April 7, 2006 or have or will become exercisable within 60 days after such date.
(11)
Includes options to purchase 87,499 shares that were exercisable as of April 7, 2006 or have or will become exercisable within 60 days after such date.
(12)
Includes options to purchase 57,500 shares that were exercisable as of April 7, 2006 or have or will become exercisable within 60 days after such date.
(13)
Includes options to purchase an aggregate of 1,630,516 shares that were exercisable as of April 7, 2006 or have or will become exercisable within 60 days after such date.

STOCKHOLDERS' PROPOSALS

Proposals to be Included in Proxy Statement

Stockholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2007 annual meeting of stockholders, they must deliver a written copy of their proposal no later than December 27, 2006. If the date of next year's annual meeting is changed by more than 30 days from the date of this year's meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934, in order to be included in our proxy materials.

Proposals to be Submitted for Annual Meeting

Stockholders who wish to submit a proposal for consideration at our 2006 annual meeting of stockholders, but who do not wish to submit the proposal for inclusion in our proxy statement pursuant to Rule 14a-8 under the Exchange Act, must, in accordance with our bylaws, deliver a copy of their proposal no later than the close of business on March 3, 2007, the 60th day prior to the first anniversary of this annual meeting, nor earlier than April 2, 2007, the 90th day prior to the first anniversary of this annual meeting. Any stockholder submitting a proposal must provide a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial holder, if any, on whose behalf the proposal is made. The stockholder and the beneficial owner, if any, on whose behalf the proposal is made must provide their name and address as it appears on the books of the company and the class and number of shares of the company which are beneficially owned and of record. Furthermore, such stockholder must promptly provide any other information reasonably requested by the Company.

In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year's annual meeting, then notice must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Public announcement means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed by the company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Mailing Instructions

In each case, proposals should be delivered to 1401 Dove Street, Newport Beach, California 92660, Attention: Ron Morrison, Secretary. To avoid controversy and establish timely receipt by us, it is suggested that stockholders send their proposals by certified mail return receipt requested.

OTHER BUSINESS

The Board of Directors does not know of any other matter to be acted upon at the Meeting. However, if any other matter shall properly come before the Meeting, the proxy holders named in the proxy accompanying this proxy statement will have authority to vote all proxies in accordance with their discretion.

By Order of the Board of Directors

Ronald M. Morrison, Secretary

Dated: April 26, 2006
Newport Beach, California

ANNUAL MEETING OF STOCKHOLDERS OF

IMPAC MORTGAGE HOLDINGS, INC.

June 1, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND
THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS
FOR THE YEAR ENDED DECEMBER 31, 2006.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1.
Election of seven directors listed below with terms expiring in 2007 at the Annual Meeting.

NOMINEES:
☐	FOR ALL NOMINEES	( ) Joseph R. Tomkinson ( ) William S. Ashmore
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	( ) James Walsh ( ) Frank P. Filipps ( ) Stephan R. Peers
☐	FOR ALL EXCEPT (See instructions below)	( ) William E. Rose ( ) Leigh J. Abrams
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐
		FOR	AGAINST	ABSTAIN
2.	Ratification of the selection of Ernst & Young LLP as independent auditors for the year ended December 31, 2006.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "FOR" ALL DIRECTOR NOMINEES AND THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2006. A VOTE "FOR" ALL DIRECTOR NOMINEES AND THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2006 IS RECOMMENDED BY THE BOARD OF DIRECTORS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE ENCOURAGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

IMPAC MORTGAGE HOLDINGS, INC.

1401 Dove Street
Newport Beach, California 92660
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Ronald M. Morrison and Richard J. Johnson, and each of them, as proxy holders, each with the power to designate a substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of Common Stock of Impac Mortgage Holdings, Inc. held of record by the undersigned on April 7, 2006, at the Annual Meeting of Stockholders to be held on June 1, 2006 at 9:00 a.m. or any adjournments thereof. At their discretion, the proxy holders are authorized to vote such shares of Common Stock upon such other business as may properly come before the Annual Meeting.

        This proxy, when properly executed, will be voted as directed. If no direction is given with respect to a particular proposal identified herein, this proxy will be voted for such proposal.

        Please mark, date, sign and return this proxy card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

IMPAC MORTGAGE HOLDINGS, INC.

June 1, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

-or-

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-or-

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND
THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR
THE YEAR ENDED DECEMBER 31, 2006.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1.
Election of seven directors listed below with terms expiring in 2007 at the Annual Meeting.
NOMINEES:
☐	FOR ALL NOMINEES	( ) Joseph R. Tomkinson ( ) William S. Ashmore
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	( ) James Walsh ( ) Frank P. Filipps ( ) Stephan R. Peers
☐	FOR ALL EXCEPT (See instructions below)	( ) William E. Rose ( ) Leigh J. Abrams
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐
		FOR	AGAINST	ABSTAIN
2.	Ratification of the selection of Ernst & Young LLP as independent auditors for the year ended December 31, 2006.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "FOR" ALL DIRECTOR NOMINEES AND THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2006. A VOTE "FOR" ALL DIRECTOR NOMINEES AND THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2006 IS RECOMMENDED BY THE BOARD OF DIRECTORS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE ENCOURAGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

IMPAC MORTGAGE HOLDINGS, INC. 1401 DOVE STREET NEWPORT BEACH, CALIFORNIA 92660 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS June 1, 2006 9:00 A.M. (Pacific Daylight Time)
IMPAC MORTGAGE HOLDINGS, INC.
FOR ANNUAL STOCKHOLDERS MEETING TO BE HELD June 1, 2006, AT 9:00 A.M. (PACIFIC DAYLIGHT TIME)
PROPOSAL NO. 1 ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Fiscal Year 2005
Aggregated Option Exercises in Fiscal Year 2005 and Fiscal Year End Option Values
REPORT OF THE COMPENSATION COMMITTEE
STOCKHOLDER RETURN PERFORMANCE PRESENTATION
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG IMPAC MORTGAGE HOLDINGS, INC., S&P 500 INDEX AND PEER GROUP INDEX
REPORT OF THE AUDIT COMMITTEE
PROPOSAL NO. 2 RATIFICATION OF SELECTION OF AUDITORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDERS' PROPOSALS
OTHER BUSINESS